EXHIBIT 23 TO FORM 11-K

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Res-Care, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-126279) on Form S-8 of Res-Care, Inc. of our report dated June 28, 2010, relating to the financial statements and supplementary schedule of the Res-Care, Inc. Retirement Savings Plan for Puerto Rico Employees as of December 31, 2009 and 2008, and for the year ended December 31, 2009, which report appears in the December 31, 2009 annual report on Form 11-K of Res-Care, Inc.

/s/ Mountjoy Chilton Medley LLP

Louisville, Kentucky

June 28, 2010